Exhibit 10.2
WMS Industries Inc.
800 S ..Northpoint Boulevard
Waukegan, Illinois  60085
(tel)  847.785.3000
(fax) 847.785.3058

May 5, 2008

Mr. Louis J. Nicastro
Re:           Advisory Agreement

Dear Lou:

The Board of Directors of WMS recognizes the critical role you have played and continue to play in shepherding WMS and its predecessors for more than 40 years.  Among other matters, under your guidance the Company has built an industry-leading management team and grown its market capitalization from approximately $70 million ten years ago to approximately $2 billion today.

Just as you did in 2001, when at your initiative the mantle of executive leadership was passed from you to Brian Gamache, you have advised the Board that you believe it would be appropriate for the Company to take the next logical step in its long-term succession planning, specifically, you would step down as non-executive Chairman of the Board and Brian would take on the titles of both Chairman and Chief Executive Officer.  In connection therewith, Brian would relinquish the position of President, and appropriate other management changes would be made.  Further, you have stated that when you resign as Chairman, while you will remain as a director, you believe it would be appropriate for the Board to designate a Board member other than yourself to serve as Lead Director to preside at Board meetings when the Chairman is not present, to assist the Chairman in establishing Board agendas, to preside at executive sessions of the Board and to fulfill such other functions as the Board directs.

During the period that you have served as non-executive Chairman, you have been available to senior management of the Company on a daily basis to provide the benefit of your experience and advice.  You have agreed to continue to do so, but you have indicated that you would like to establish a finite period during which you will commit to be so constantly available.  Toward this goal, you have suggested that you should, once your resignation as Chairman is effective, receive compensation as a director only in the same amounts as the compensation paid to other non-management directors.  In addition, the Board has requested and you have agreed to enter into an advisory arrangement with the Company for a period of three years with the total amounts to be received by you as a director and an advisor not to exceed the remuneration you received as Chairman.

In order to effect this arrangement you and WMS agree as follows:

1.	You hereby resign from your position as Chairman of the Board of WMS, effective July 1, 2008, but will remain as a member of the Board.

2.
For the period commencing July 1, 2008 and ending June 30, 2011, you shall provide such business advisory services to the Company as shall be requested from time to time by the Board of Directors of the Company, by the Lead Director or by any of the Chairmen of the Company’s Audit and Ethics Committee, Compensation Committee or Nominating and Corporate Governance Committee.  You will not be required to report on any periodic basis to the Company’s offices or any other specific location and may render such services by telephone or written communication.  The Company will give you reasonable prior notice of the times your services will be needed and you will have a reasonable time after notice from the Company to render such requested services.

3.
After the effective date of your resignation as Chairman, as a Board member you will receive the same annual cash retainer (currently $50,000) and equity grants that other non-management directors receive (as Chairman you received an annual cash retainer of $500,000 and such equity grants).

4.	As compensation for your advisory services hereunder, commencing July 1, 2008, the Company will pay you an advisory fee of $450,000 per annum at the rate of $37,500 per month.

5.
The provisions of paragraph 4 of your letter agreement dated June 12, 2001 (the “June 2001 Letter”) relating to medical, dental and other expenses, shall remain in full force and effect.  Those provisions provide for WMS, during your life and the life of your wife Elaine, if she survives you, to reimburse you and Elaine for all medical and dental expenses incurred by the two of you to the extent such expenses are not otherwise reimbursed by insurance provided by WMS.

6.
During the term of your advisory agreement, in accordance with the provisions of paragraph 3 of the June 2001 Letter, so long as the Company retains its rights to use a corporate aircraft you will have the right to use that corporate aircraft for corporate business in the same manner as you have previously.

7.	The date of June 30, 2010 set forth in paragraph 5 of the June 2001 Letter relating to your contractual non-compete period is hereby changed to June 30, 2012.

Please indicate your agreement to foregoing by signing this letter in the place provided below.

Very truly yours,

WMS INDUSTRIES INC.

By:         /s/ Brian R. Gamache
Brian R. Gamache
Chief Executive Officer

Accepted and Agreed to:

/s/ Louis J. Nicastro
Louis J. Nicastro